Exhibit 10.1

September 7, 2010

Astellas Pharma Inc.

3-11 Nihonbashi-Honcho 2-chome

Chuo-ku, Tokyo 103-8411, Japan

Attn: Vice President, Business Development

Dear Madam or Sir,

Re: License Agreement on FR264205

Reference is made to the license agreement (“License Agreement”) dated November 1, 2007 between Calixa Therapeutics, Inc. (“Calixa”) and Astellas Pharma Inc. (“Astellas”) pursuant to which Astellas grants to Calixa a certain license to commercialize its compound identified as FR264205 (“Compound”) in the world except certain countries. Unless otherwise specifically provided hereunder, the terms defined in the License Agreement shall have the same meaning and definition in this letter agreement.

Calixa recently expressed to Astellas its desire to conduct clinical studies for the Compound outside of the Territory for the purposes of development of the Product in the Territory, and Astellas is willing to accept such Calixa’s desire.

Under such circumstances, Astellas and Calixa hereby agree and confirm as follows:

1.               Notwithstanding the provision of Section 2.1 of the License Agreement, Calixa is allowed to conduct clinical studies in any and all countries outside of the Territory for the purpose of development of the Product in the Territory under the License Agreement.

2.               Unless as otherwise expressly amended by this letter agreement, the License Agreement shall remain in full force and effect between Astellas and Calixa.

If the foregoing correctly reflects your understanding, please so indicate by signing at the space provided below and return to us one executed original of this letter agreement.

Sincerely yours,

CALIXA THERAPEUTICS, INC.

/s/ Michael W. Bonney

Michael W. Bonney
President

Agreed and confirmed by:

ASTELLAS PHARMA INC.

/s/ Chihiro Yokota

Name:	Chihiro Yokota
Title:	Vice President, Licensing & Alliances
Date:	September 13, 2010

CC: Vice President, Legal, Astellas Pharma Inc.